Exhibit 2.2

CM Seven Star Acquisition Corporation

Suite 1306, 13/F, AIA Central

1 Connaught Road, Central, Hong Kong

April 30, 2019

Kaixin Auto Group

5/F, North Wing, 18 Jiuxianqiao Middle Road, Chaoyang District

Beijing 100016, People’s Republic of China

Attention: Thomas Jintao Ren

Renren Inc.

5/F, North Wing, 18 Jiuxianqiao Middle Road, Chaoyang District

Beijing 100016, People’s Republic of China

Attention: James Jian Liu

Shareholder Value Fund

c/o Maples Corporate Services Limited

P.O. Box 309, Ugland House

Grand Cayman KY1-1104

Cayman Islands

Attn: John Cullinane

Simpson Thacher & Bartlett

35/F ICBC Tower, 3 Garden Road

Central, Hong Kong SAR

Attention: Chris K.H. Lin

Skadden, Arps, Slate, Meagher & Flom

42/F, Edinburgh Tower, The Landmark

15 Queen’s Road Central, Hong Kong SAR

Attention: Kenneth W. Chase

To whom it may concern:

Reference is made to the share exchange agreement, dated as of November 2, 2018 (the “Exchange Agreement”), by and among Kaixin Auto Group, a Cayman Islands exempted company, Renren Inc., a Cayman Islands exempted company, and CM Seven Star Acquisition Corporation, a Cayman Islands exempted company. Any terms not defined herein shall have the same meaning as such terms have in the Exchange Agreement. This letter amends and restates in its entirety the letter dated April 26, 2019.

Section 9.1(c) of the Exchange Agreement requires that Purchaser has at least US$5,000,001 of net tangible assets at the Closing. By signing below, the Company and the Seller hereby waive the requirement that that the Purchaser have at least US$5,000,001 of net tangible assets at the Closing pursuant to the terms of the Exchange Agreement.

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By signing below, the Purchaser agrees that it shall have at least US$2,400,000 of cash immediately prior to the Closing (for the avoidance of doubt, any of such cash shall not be attributable to amounts contributed by Kaixin Auto Group or Renren Inc. or by investors introduced or procured by Kaixin Auto Group or Renren Inc.), Shareholder Value Fund agrees to pay to CM Seven Star Acquisition Corporation an additional US$1.6 million within two (2) weeks following the Closing, and none of Kaixin Auto Group, Renren Inc. and CM Seven Star Acquisition Corporation (post-Closing) shall be responsible for any Indebtedness, accounts payable or other obligations of CM Seven Star Acquisition Corporation upon the Closing in excess of US$4,000,000 in the aggregate which are to be settled by cash. Additionally, upon the Closing, none of Kaixin Auto Group, Renren Inc. and CM Seven Star Acquisition Corporation (post-Closing) shall be responsible for any Indebtedness, accounts payable or other obligations of CM Seven Star Acquisition Corporation in excess of US$2,600,000 in the aggregate which are to be settled by consideration of any nature other than cash.

By signing below, Shareholder Value Fund, as sponsor to the Purchaser, agrees to use its best efforts, within one month from the date of this letter, to restructure the loan it has extended to CM Seven Star Acquisition Corporation so that CM Seven Star Acquisition Corporation is no longer required to repay the loan immediately.

In addition, by signing below, Shareholder Value Fund agrees to assume and shall be responsible for (i) any Indebtedness, accounts payable or other obligations of CM Seven Star Acquisition Corporation at the Closing in excess of US$4,000,000 in the aggregate which are to be settled by cash, and (ii) any Indebtedness, accounts payable or other obligations of CM Seven Star Acquisition Corporation at the Closing in excess of US$2,600,000 in the aggregate which are to be settled by consideration of any nature other than cash.

[Signature page follows]

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CM SEVEN STAR COMPANY
CORPORATION

By:	/s/ Sing Wang
	Name	Sing Wang
	Title	CEO & Director

Acknowledged and Agreed:

KAIXIN AUTO GROUP

By:	/s/ Joseph Chen
	Name	Joseph Chen
	Title	Chairman

RENREN INC.

By:	/s/ James Jian Liu
	Name	James Jian Liu
	Title	Director and Secretary

SHAREHOLDERS VALUE FUND

By:	/s/ David Egglishaw
	Name	David Egglishaw
	Title	Director

[Signature page to waiver letter]